Exhibit 99.1

NOTICE OF PARTIAL OPTIONAL REDEMPTION
KB Home
9.100% Senior Notes Due 2017
(CUSIP No. 48666KAP4)

NOTICE IS HEREBY GIVEN THAT, pursuant to (i) the Indenture dated as of January 28, 2004, as amended and supplemented to the date hereof (“Indenture”), between KB Home (“Company”), the guarantors party thereto and U.S. Bank National Association (successor to SunTrust Bank), as trustee (the “Trustee”), (ii) Section 7 of Annex I to the Officers’ Certificate and Guarantors’ Officers’ Certificate dated as of July 30, 2009 establishing the terms of the Company’s 9.100% Senior Notes due 2017 (“Notes”), and (iii) Paragraph 5 of the Notes, the Company has elected to exercise its option to redeem and will redeem on January 13, 2017 (“Redemption Date”), an aggregate principal amount of $100,000,000 of the Notes outstanding as of the Redemption Date at a redemption price equal to the greater of: (a) 100% of the principal amount of the Notes to be redeemed, and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the applicable Redemption Date) discounted to such Redemption Date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined in the Notes) plus 50 basis points, plus, in the case of both clause (a) and (b) above, accrued and unpaid interest on the principal amount of the Notes being redeemed to such Redemption Date (“Redemption Price”). The Redemption Price will be calculated pursuant to the terms of the Notes.

Notes held in book-entry form will be redeemed and the Redemption Price with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company. Holders of any Notes in certificated form will be paid the Redemption Price upon presentation and surrender of their Notes for redemption at the address of the Trustee, as the Company’s Office or Agency for the Notes (as defined in the Indenture) indicated below. The address for delivery of any Notes in certificated form is as follows:

Delivery Instructions

U.S. Bank National Association Global Corporate Trust Services 111 Fillmore Avenue E St. Paul, MN 55107 1-800-934-6802

On the Redemption Date, the portion of the Notes called for redemption shall be due and payable at the Redemption Price and, unless the Company defaults in the payment of the Redemption Price, interest on such redeemed Notes shall cease to accrue on and after the Redemption Date.
On and after the Redemption Date, upon a holder’s surrender of Notes and the redemption of the relevant portion of such Notes, such holder will receive, without charge, new Notes of authorized denominations for the principal amount thereof remaining unredeemed.
For all purposes of the Indenture, the redeemed Notes will be deemed to be no longer outstanding from and after the Redemption Date, and all rights with respect thereto, except as stated herein, will cease as of the close of business on that same date and the only remaining right of holders with respect to the redeemed Notes is to receive payment of the Redemption Price upon surrender of the redeemed Notes.

NOTICE

Under U.S. federal income tax law, the Trustee or other withholding agent may be required to withhold thirty percent (30%) of any gross payment to a holder who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, please complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

KB Home
By:	U.S. Bank National Association, as Trustee
Date:	December 14, 2016